As filed with the Securities and Exchange Commission on January 18, 2024

 Registration No. 333-269284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-269284

UNDER THE SECURITIES ACT OF 1933

ENDI CORP.

(Exact name of registrant as specified in its charter)

Delaware	87-4284605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Old Brick Rd., Suite 115

Glen Allen, VA 23060

(Address of Principal Executive Offices) (Zip Code)

ENDI Corp.

2022 Omnibus Equity Incentive Plan

(Full title of the plan)

David Sherman

Chief Executive Officer

ENDI Corp.

2400 Old Brick Rd., Suite 115

Glen Allen, VA 23060

(Name and address of agent for service)

(434) 336-7737

(Telephone number, including area code, of agent for service)

With a copy to:

Linda Giunta Michaelson, Esq.

Lindsay H. Ferguson, Esq.

John Booher, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067-6017

Telephone: (310) 228-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 (“Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-269284)(the “Registration Statement”), filed with the Securities and Exchange Commission on January 18, 2023, by ENDI Corp., a Delaware corporation (the “Registrant”), which registered 1,400,000 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Shares”) issuable under the ENDI Corp. 2022 Omnibus Equity Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed by the Registrant to deregister any and all Shares registered but unsold or otherwise unissued under each the Registration Statement as of the date hereof.

On January 12, 2024, the Registrant announced its intention to deregister its Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On January 12, 2024, the Registrant filed a Form 15 to deregister the Shares under the Exchange Act and to suspend the Registrant’s obligation to file current and periodic reports pursuant to the Exchange Act. In connection with the Registrant’s decision to deregister, the Registrant has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registrant, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, State of Virginia, on the 18th day of January 2024.

ENDI Corp.

By:	/s/ David Sherman
David Sherman
Chief Executive Officer

Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.